CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
4.750% Internotes® Due January 15, 2024	$9,626,000	$1,117.58
5.000% Internotes® Due January 15, 2029	$22,548,000	$2,617.82

Filed Under Rule 424(b)(3), Registration Statement No. 333-156929
Pricing Supplement Number 343 Dated January 14, 2011
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
36966TBB7	100%	2.150%	FIXED	4.750%	SEMI-ANNUAL	01/15/2024	07/15/2011	$23.09	YES	NO	Senior Unsecured Notes
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

Note: **The General Electric Capital Corporation Note will trade at 12 Noon EST on FRIDAY, Jan 14th. Trace reporting time will be 12 Noon EST as well.

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
36966TBC5	100%	2.800%	FIXED	5.000%	SEMI-ANNUAL	01/15/2029	07/15/2011	$24.31	YES	NO	Senior Unsecured Notes
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

Note: **The General Electric Capital Corporation Note will trade at 12 Noon EST on FRIDAY, Jan 14th. Trace reporting time will be 12 Noon EST as well.

General Electric Capital Corporation	Offering Dates: January 10, 2011 through Friday, January 14, 2011
Trade Date: January 14, 2011 @12:00 PM ET
Settle Date: January 20, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009